Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (this "Agreement") is entered into by and among J. Jeffrey Zimmerman ("Zimmerman" or "Executive"), Hertz Global Holdings, Inc. ("Holdings") and The Hertz Corporation (hereinafter, together with their subsidiaries and divisions, "Hertz", the "Company" or the "Companies"), on December 1, 2014.  Reference is made to the Hertz Global Holdings, Inc. Severance Plan for Senior Executives, as amended (the "Severance Plan"), and all capitalized terms used in this Agreement and not otherwise defined are as defined in the Severance Plan.

In consideration of the mutual promises, covenants and agreements in this Agreement, which Zimmerman and the Companies agree constitute good and valuable consideration, the parties stipulate and mutually agree as follows:

 1.              Resignation from Offices and Directorships.  Effective as of December 1, 2014, Zimmerman hereby resigns from his position as Executive Vice President, General Counsel and Secretary of the Companies, as well as from all director, officer or other positions he holds on behalf of the Companies (which for the avoidance of doubt and in conformity with the definition of "Companies" shall include Holdings, The Hertz Corporation and all of their subsidiaries and divisions).  Zimmerman agrees to sign all appropriate documentation, if any, prepared by the Companies to facilitate these resignations.

2.              Employment Status/Separation.  Zimmerman and the Companies mutually agree that Zimmerman's employment with the Companies shall cease effective December 5, 2014 (the "Separation Date"), that the cessation of Zimmerman's employment shall be treated as a Qualifying Termination for purposes of the Severance Plan and this Agreement.  The parties further agree that, except as otherwise provided in this Agreement, neither Zimmerman nor the Companies shall have any further rights, obligations, or duties under any other agreement or arrangement relating to severance payments and benefits due to Zimmerman, as of the date of this Agreement; provided, however, that nothing in this Agreement shall affect the rights of Zimmerman under applicable employee and executive benefit plans of the Companies, as well as equity incentive plans and awards thereunder, as provided in Section 3 below.

3.              Accrued Obligations and Vested Benefits.    Zimmerman is entitled to receive the following accrued obligations:  (a) pursuant to Section 4.01 of the Severance Plan, (i) all base salary earned or accrued but not yet paid through the Separation Date, and payment for any earned but unused vacation days accrued through the Separation Date, which payments shall be made to Zimmerman  no later than the next regularly scheduled payroll date after the Separation Date; and  (ii) any employee benefits in which Zimmerman is vested as of the Separation Date under the terms of the employee and executive benefit plans of the Companies in which Zimmerman is a participant, which benefits shall be paid or provided in accordance with the terms of such plans; (b) any  payments or benefits in which Zimmerman is vested as of the Separation Date under the terms of the Holdings Stock Incentive Plan, the Holdings 2008 Omnibus Incentive Plan and any individual equity award agreements granted under either such plan (collectively, the "Equity Plan Documents"), which payments and benefits shall be paid or provided in accordance with the terms of the Equity Plan Documents; and (c) reimbursement for any and all business expenses incurred prior to the Separation Date, subject to the terms of the Company's reimbursement policy.  In addition, for the avoidance of doubt, Zimmerman is fully vested in his accrued benefits under The Hertz Corporation Account Balance Defined Benefit Pension Plan (the "Hertz Retirement Plan"), The Hertz Corporation Income Savings Plan ("401(k) Plan"), The Hertz Corporation Benefit Equalization Plan ("BEP"), and The Hertz Corporation Supplemental Executive Retirement Plan (the "SERP II") in accordance with the terms of those plans now in effect, and shall receive payment of the relevant benefits due under those plans upon Zimmerman's separation from employment in such amounts and at such time(s) as are provided under the terms of each such plan (and any deferral/distribution elections that Zimmerman may have made previously).

4.              Severance Benefits.  Provided that Zimmerman signs and does not timely revoke this Agreement pursuant to Section 17 of this Agreement and complies with the terms of this Agreement, Hertz shall provide Zimmerman with the following severance payments and benefits:

a.            Severance Payment.  In satisfaction of the provisions of Section 4.02(b) of the Severance Plan, the Company shall pay Zimmerman an amount equal to the product of (x) 1.5 and (y) the sum of Zimmerman's Base Salary ($536,000.00) plus Zimmerman's Bonus ($549,068.87), for a total gross amount of $ 1,627,603.31, to be paid to Zimmerman in equal installments on Holdings' regular payroll cycles during the 18-month period commencing on January 1, 2015; provided, however, any installments scheduled to be paid during the six-month period immediately following the Separation Date instead shall be aggregated and paid in a lump sum on July 1, 2015 (or, if earlier, the first business day of the first month following Zimmerman's death), along with interest at the applicable federal rate for instruments of less than one year.

b.            2014 Pro Rata Bonus.  In accordance with Section 4.02(a) of the Severance Plan, Zimmerman shall receive the prorated portion of the cash bonus that would have been payable to Zimmerman under the Executive Incentive Plan in respect of 2014 if he had remained employed through the relevant date for purposes of payment of such bonus under such plan, based on the number of calendar days Zimmerman worked in 2014 (i.e., 92.9% of his full 2014 bonus).  In order to calculate Zimmerman's prorated 2014 bonus, Zimmerman's individual performance modifier will be deemed to be achieved at target, and the applicable corporate performance modifier and business unit modifier will be the same percentages that the Committee determines under the terms of the Executive Incentive Plan for the senior executives participating in such plan in respect of 2014.  This prorated 2014 bonus shall be paid to Zimmerman in 2015 at the same time as such other Company executives are paid annual bonuses for 2014, if any, under the terms of the Executive Incentive Plan, but in no event later than March 15, 2015.

c.            Equity Awards.

i.	The options to purchase shares of common stock of Holdings ("Options") and performance stock units in respect of common stock of Holdings ("PSUs") issued to Zimmerman pursuant to the Equity Plan Documents that are outstanding as of the Separation Date and scheduled to vest on or before March 31, 2015 shall vest in accordance with the awards' original vesting schedule, subject to Zimmerman's compliance with the terms of this Agreement (including providing Consulting Services as provided in Section 5) and the Severance Plan.

ii.	Pursuant to the Equity Plan Documents, Options issued to Zimmerman that are outstanding and vested as of the Separation Date or that vest in accordance with Section 4.c.i shall remain exercisable until (x) in the case of any Option granted under the Hertz Global Holdings, Inc. Stock Incentive Plan, the 60th day following the Separation Date (or, in the case of any Option that vests after the Separation Date, the 60th day following the applicable vesting date) and (y) in the case of any Option granted under the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan, the 90th day following the Separation Date (or, in the case of any Option that vests after the Separation Date, the 90th day following the applicable vesting date); provided, that the running of such period shall be tolled until the date on which the Companies have filed all required reports under Section 13 or 15(d) of the Securities Exchange Act of 1934 (including, for the avoidance of doubt, amendment #2 to Holdings' annual report on Form 10-K for the year ended December 31, 2013) (the foregoing hereafter, the "periodic reporting requirements") or the applicable vesting date, if later. No such Option shall be exercisable beyond the expiration date of its original term, provided that the running of such term shall be tolled during any period in which the Companies, as noted in the first sentence of this Section 4.c.ii., are not current in their respective periodic reporting requirements. This Section 4.c.ii. shall constitute an amendment to any provision of the Equity Plan Documents, solely to the extent necessary to provide consistency with this Section 4.c.ii. Once the Companies become current in their respective periodic reporting requirements, Holdings shall promptly notify Zimmerman in writing of such fact, which written notice shall be provided no later than ten (10) business days following the date on which the Companies shall have become current in such reporting requirements (which notice shall be deemed satisfied by notice through electronic mail to Zimmerman that the reports referenced above have been filed). Except as provided by this Section 4.c., all of Zimmerman's outstanding Options and other equity compensation awards that are not otherwise vested on the Separation Date shall terminate as of the Separation Date. For the avoidance of doubt, nothing contained herein shall limit the Companies' right to adjust or modify the Options in connection with a Change in Control (as defined in the applicable Equity Plan Documents).

d.            Health Plan Coverage.  In accordance with Section 4.02(d) of the Severance Plan, the Company shall provide Zimmerman and his eligible family members with continued medical, dental and disability benefits under the applicable benefit programs of the Companies (the "health and welfare benefits").  If Zimmerman makes timely application for such health and welfare benefits pursuant to Zimmerman's benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company will pay the premiums for such coverage to the same extent paid by the Company immediately prior to the Separation Date for the first 18 months following the Separation Date, or the date on which Zimmerman becomes eligible for comparable health and welfare benefits through a new employer, whichever is earlier.  For the avoidance of doubt, the Company and Zimmerman agree that the premiums paid for the benefit of Zimmerman by the Company hereunder shall be taxed as imputed income to Zimmerman.

e.            Outplacement.  In satisfaction of the provisions of Section 4.02(c) of the Severance Plan, the Company shall pay Zimmerman $25,000.00 in cash in a lump sum on the first regular payroll date following the Effective Date.

Zimmerman acknowledges and agrees that the consideration set forth or referenced in Section 3 and this Section 4 constitute satisfaction and accord for any and all compensation and benefits due and owing to him pursuant to any plan, agreement or other arrangements relating to his employment with the Companies and termination thereof.  Zimmerman acknowledges and agrees that, unless he enters into this Agreement, he would not otherwise be entitled to receive the consideration set forth in this Section 4.

5.              Consulting Services.

In consideration of the promises and payments by the Company contemplated by this Agreement, including the continued equity award vesting contemplated by Section 4.c.i. above, Zimmerman agrees to provide, between the Separation Date and June 30, 2015 (the "Consulting Period"), such general consulting services as may be requested from time to time by the Company or certain outside counsel with respect to ongoing matters involving the Company (the "Consulting Matters"). The outside counsel identified pursuant to this Section include Wachtell, Lipton, Rosen & Katz, Jenner & Block, LLP, and McDermott, Will & Emery LLP (collectively, the "Law Firms").

As requested, Zimmerman will assist the Law Firms by providing information, reviewing documents and otherwise providing related support and assistance in connection with the ongoing Audit Committee investigation of certain matters involving the Companies, as well as any Securities and Exchange Commission requests for information, any putative securities fraud class action(s), and/or potential derivative claims.  Zimmerman shall be reimbursed for any reasonable out of pocket expenses incurred in connection with such Consulting Services so long as the expense is approved in advance in writing by the Company or one of the Law Firms.  If Zimmerman does not perform the Consulting Services for the Consulting Period fully and as requested, he shall not be entitled to the continued equity award vesting contemplated by Section 4.c.i., and any equity awards that are not vested as of the date of such breach shall be forfeited.

6.              Waiver and Release.

a.            In exchange for receiving the monies and benefits described in Section 4 above, Zimmerman does for himself and his heirs, executors, administrators, successors, and assigns,  hereby release, acquit, and forever discharge and hold harmless the Companies and each of their divisions, subsidiaries, and affiliated companies, and their respective successors, assigns, officers, directors, shareholders, employees, benefit and retirement plans (as well as trustees and administrators thereof) and agents, past and present (the "Released Parties"), of and from any and all actions, causes of action, claims, demands, attorneys' fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which Zimmerman has, had or could have asserted, known or unknown (the "Claims") at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, including without limitation, any and all claims for any additional severance pay, vacation pay, bonus or other compensation, including but not limited to under the Severance Plan or any other applicable severance plan or agreement; any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any and all claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the New Jersey Law Against Discrimination; the Florida Civil Rights Act; or under any other state, federal, local or common law, with respect to any event, matter, claim, damage or injury arising out of his employment relationship with the Companies, and/or the separation of such employment relationship, and/or with respect to any other claim, matter, or event, from the beginning of the world to the date of Zimmerman's execution of this Agreement.

b.            In the event any claim or suit is filed on Zimmerman's behalf against any of the Released Parties by any person or entity, including but not limited to by the Equal Employment Opportunity Commission ("EEOC") or any other government agency, Zimmerman waives any and all rights to recover monetary damages or injunctive relief in his favor.

7.              Exceptions to Release.
a.            Zimmerman does not waive or release (i) any Claims under applicable workers' compensation or unemployment laws; (ii) any rights which cannot be waived as a matter of law; (iii) any rights he has under this Agreement or, solely to the extent incorporated herein, under the Severance Plan, including any right to enforce any of the terms thereof; (iv) any vested rights to payments, benefits or other entitlements, to which Zimmerman is or will be entitled under the terms of any deferred compensation plan, any pension plan or benefits under any medical, dental, vision, life insurance, disability insurance or other welfare benefit plan; (v) any Claim for indemnification Zimmerman may have under applicable laws, under the applicable constituent documents (including bylaws and certificates of incorporation) of any of the Companies, under any applicable insurance policy any of the Companies may maintain, or any under any other agreement with any of the Companies, with respect to any liability, costs or expenses Zimmerman incurs or has incurred as a director, officer or employee of any of the Companies; (vi) any Claim Zimmerman may have to obtain contribution as permitted by law in the event of entry of judgment against Zimmerman as a result of any act or failure to act for which Zimmerman and any of the Companies are jointly liable; and (vii) any Claim that arises after the Effective Date (as defined in Section 18).

b.            Nothing in this Agreement shall be construed to prohibit Zimmerman from filing a charge with the EEOC or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect Zimmerman's right to engage in such conduct.

8.                Restrictive Covenants.  Zimmerman acknowledges that in the course of his employment with the Companies, Zimmerman has acquired Confidential Information and that such Confidential Information has been disclosed to Zimmerman in confidence and for the Company's use only.  Zimmerman acknowledges and agrees that on and after the Separation Date, Zimmerman shall continue to be bound by the provisions of Article V of the Severance Plan.  Except as authorized in writing by the Company or one of the Law Firms, Zimmerman shall return to the Companies all Company property and Confidential Information of the Companies and/or any Released Party in Zimmerman's possession or control, including without limitation, business reports and records, client reports and records, customer information, personally identifiable information relating to others, business strategies, contracts and proposals, files, a listing of customers or clients, lists of potential customers or clients, technical data, testing or research data, research and development projects, business plans, financial plans, internal memoranda concerning any of the above, and all credit cards, cardkey passes, door and file keys, computer access codes, software, and other physical or personal property that Zimmerman received, had access to or had in his possession, prepared or helped prepare in connection with Zimmerman's employment with the Companies and/or any Released Party, and Zimmerman shall not make or retain any copies, duplicates, reproductions, or excerpts thereof.  Zimmerman acknowledges that in the course of employment with any one or more of the Companies and/or any Released Party, Zimmerman has acquired Confidential Information and that such Confidential Information has been disclosed to Zimmerman in confidence and for his use only during and with respect to his employment with one or more of the Companies and/or Released Parties.

9.              Fiduciary Duties.

a.            Zimmerman will retain his fiduciary responsibilities to the Companies to the extent provided by law.  In addition, Zimmerman agrees to continue to abide by applicable provisions of the principles and guidelines set forth in the Company's Standards of Business Conduct, the terms of which are incorporated herein, including, but not limited to, the restrictions on insider trading and use of Company assets and information contained therein.

b.            Notwithstanding anything to the contrary in the Company's Amended and Restated Compensation Recovery Policy Adopted February 19, 2014 (the "Company's Compensation Recovery Policy") (or any successor or replacement policy), such claw back and compensation recovery provisions contained therein shall apply to the compensation, payments and benefits provided under Section 4 of this Agreement.  The Companies acknowledge and agree that the claw back and compensation recovery provisions contained in the Company's Compensation Recovery Policy (and any successor or replacement policy that would apply under this Section 9) may only be triggered if Zimmerman engaged in gross negligence, fraud or willful misconduct (or, in the case of the applicability of the predecessor policy to the Company's Compensation Recovery Policy, gross negligence, fraud or misconduct) that caused or contributed to the need for the restatement of the Company's financial statements, and that Zimmerman's decisions unrelated to such financial statements while employed by the Companies (and their subsidiaries and affiliates) cannot be used as a basis for triggering such claw back and compensation recovery provisions.

c.            In addition, the claw back and compensation recovery provisions contained in the Company's Original Compensation Recovery Policy that was adopted effective January 1, 2010 (the "Company's Original Compensation Recovery Policy") shall not apply to the compensation, payments and benefits provided under Section 4 of this Agreement, since such items are being paid after February 19, 2014, but such items may be reduced to enforce any repayment obligation of Zimmerman to the Companies under the Company's Original Compensation Recovery Policy (provided such reduction shall not be permitted to the extent (i) such reduction violates Section 409A and (ii) Zimmerman otherwise satisfies such repayment obligation).

d.            Finally, for the avoidance of doubt, and to the extent permitted by law, the compensation, payments and benefits provided to Zimmerman under Section 4 of this Agreement may be reduced to enforce any repayment obligation of Zimmerman to the Companies under any claw back pursuant to the Company's Compensation Recovery Policy (or any successor or replacement policy), and such claw back and compensation recovery provisions contained in the Equity Plan Documents, the Executive Incentive Plan or any other bonus plan) (generally and collectively referred to herein as the "Compensation Recovery Items").  Anything in the preceding sentence to the contrary notwithstanding, any such reduction referred to therein shall be permitted only if and to the extent it would not result in a failure to comply with any applicable requirement of Section 409A.

e.            Nothing in this Agreement waives any rights Zimmerman may have to challenge any future claw back pursuant to this Section 9 and/or the Company's Compensation Recovery Policy and/or Compensation Recovery Items.

f.            Anything in Sections 9.b., c., or d. above to the contrary notwithstanding, if the compensation, payments and benefits provided under Section 4 of this Agreement shall be subject to reduction or repayment to the Companies under any policy adopted after the Separation Date as a successor or replacement to the Company's Compensation Recovery Policy then such reduction or repayment shall be required (i) only to the extent that such compensation, payments and benefits would have been subject to reduction or repayment to the Companies under the terms of the Company's Compensation Recovery Policy as in effect on the Separation Date or (ii) as may be expressly required by law.

10.              Representations of Executive.

a.            Zimmerman declares and represents that he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against the Companies or any of its subsidiaries, affiliates or divisions, arising out of or relating to events occurring prior to the date of this Agreement, with any federal, state or local governmental agency or court with respect to any matter covered by this Agreement, and Zimmerman has no knowledge of any fact or circumstance that he would reasonably expect to result in any such Claim against the Companies in respect of any of the foregoing.  Except as provided in Section 7.b. of this Agreement and subject to the provisions thereof, Zimmerman agrees herein not to bring suit against the Companies for events occurring prior to the date of this Agreement and not to seek damages from the Companies by filing a claim or charge with any state or governmental agency.

b.            Zimmerman further declares and represents that though the Separation Date he has not: (i) engaged in any conduct that constitutes willful gross neglect or willful gross misconduct with respect to his employment duties with the Companies which has resulted or will result in material economic harm to Holdings; (ii) knowingly violated the Company's Standards of Business Conduct; (iii) facilitated or engaged in, and has no knowledge of, any financial or accounting improprieties or irregularities of either of the Companies; and (iv) knowingly made any incorrect or false statements in any of his certifications relating to filings of the Companies required under applicable securities laws or management representation letters, and has no knowledge of any incorrect or false statements in any of the Companies' filings required under applicable securities laws; in either of the case of clauses (iii) or (iv) of this Section 10.b., except with respect to any information that has been provided through the Separation Date by a third party auditor in an oral or written report to both Zimmerman and the Board (or any committee thereof).   Zimmerman further acknowledges and agrees that the Companies are entering into this Agreement in reliance on the representations contained in this Section 10.b., which representations constitute terms of this Agreement.

11.              Future Employment.  Zimmerman agrees that he will not at any time in the future seek employment with Hertz and waives any right that may accrue to him from any application for employment that he may make notwithstanding this provision.

12.              Nondisparagement/References.  Zimmerman agrees not to make negative comments or otherwise disparage the Companies or their respective officers, directors, other employees at the level of manager or above, or material shareholders in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation.  The Companies agree that the Companies will not, and the individuals holding the titles of Senior Vice President who reported directly to Zimmerman or the titles of Executive Vice President or higher, and the members, as of the date hereof, of the Boards of Directors of the Companies will not, while employed by the Companies or serving as a director of Holdings, as the case may be, make negative comments about Zimmerman or otherwise disparage Zimmerman in any manner that is reasonably likely to be harmful to his business reputation or personal reputation.  The parties hereto will not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting the other or in pursuit of a claim or other action against the other, except as required by law.  Zimmerman shall direct any employment inquiries or requests for references to Dennis Zeleny, Interim Chief Human Resources Officer (or his successor as Chief Human Resources Officer, if any) (the "Chief Human Resources Officer"). Nothing contained in this Section 12 shall prevent any party from making truthful statements in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes between the parties or in any response or disclosure by any party compelled by legal process or required by applicable law.

13.            Cooperation.  During the three-year period following the Separation Date, Zimmerman agrees to reasonably cooperate with the Companies in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Companies which relate to events or occurrences that occurred while Zimmerman was employed by the Companies and of which Zimmerman has relevant knowledge.  Zimmerman's reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Companies, being available for interviews, depositions, and/or to act as a witness on behalf of the Company, if reasonably requested, and at the Board's reasonable request responding to any inquiries about the particular matter.  Zimmerman further agrees to reasonably cooperate and truthfully with the Company in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while Zimmerman was employed with the Company and of which Zimmerman has relevant knowledge.  The Companies shall promptly pay (or promptly reimburse) Zimmerman (a) for any and all reasonable out-of-pocket expenses incurred by Zimmerman in connection with such cooperation, and (b) a reasonable hourly rate to Zimmerman for all time provided pursuant to this Section 13 in excess of 50 hours.

14.              Indemnification.  The Company agrees that it shall indemnify and hold harmless Zimmerman to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses including without limitation all costs and expenses incurred in defense of litigation, including attorneys' fees, arising out of Zimmerman's employment, except to the extent arising out of or based upon Zimmerman's gross negligence or willful misconduct.  Costs and expenses incurred by Zimmerman in defense of any such litigation, including attorneys' fees, shall be paid by the Company in advance of the final disposition of such litigation promptly upon receipt by the Company of (i) a written request for payment, (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (iii) an undertaking adequate under Delaware law made by or on behalf of Zimmerman to repay the amounts so paid if it shall ultimately be determined that Zimmerman is not entitled to be indemnified by the Company under this Agreement.

 15.              Miscellaneous.

a.            Denial of Wrongdoing.  The parties understand and agree that this Agreement shall not be considered an admission of liability or wrongdoing by any party, and that the parties deny any liability and nothing in this Agreement can or shall be used by or against any party with respect to claims, defenses or issues in any litigation or proceeding except to enforce the Agreement itself.  Hertz denies committing any wrongdoing or violating any legal duty with respect to Zimmerman's employment or the termination of his employment.

b.            Entire Agreement.  Zimmerman further declares and represents that no promise, inducement, or agreement not herein expressed or referred to has been made to him; that this Agreement contains the entire agreement by and among the parties relating to the subject matter hereof, and that the terms of this Agreement are contractual and not a mere recital.  For the sake of clarity, nothing in this Section 15.b. is intended to negate or otherwise adversely affect any rights that Zimmerman may have under the employee and executive benefit plans of the Companies, as well as the Equity Plan Documents, other than those waived as provided in Sections 6 and 7 hereof.  This Agreement may not be changed unless the change is in writing and signed by Zimmerman and an authorized representative of each of the Companies.  Parol evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which together constitute one and the same agreement, whether delivered in person, by mail, by e-mail or by facsimile.  Each plan or policy of the Companies referred to directly or by implication is incorporated in this Agreement only insofar as it does not contradict this Agreement. If any inconsistencies exist between this Agreement and any such plan or policy, this Agreement shall control.  For the sake of clarity, any modification by this Agreement intended to enhance the rights of Zimmerman under the employee and executive benefit plans of the Companies, as well as the Equity Plan Documents, shall not constitute an inconsistency for purposes of this Section 15.b.  For the avoidance of doubt, nothing in this Agreement shall limit the application of the Compensation Recovery Items to any compensation, payments or benefits payable or paid to Zimmerman pursuant to this Agreement or any other arrangement, agreement or plan.

c.            Severability.  Zimmerman understands and agrees that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term, or provision shall be deemed not a part of this Agreement.

d.            Successors and Assigns.  This Agreement shall be binding upon the Companies and Zimmerman and their respective heirs, personal representatives, successors and assigns.  Zimmerman may not assign any of his rights or obligations hereunder.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform all of the Company's obligations set forth in this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assign had taken place.

e.            Discretion; Arbitration; Injunctive Relief.  The provisions of Sections 8.03 and 9.05 of the Severance Plan are incorporated by reference herein and made a part of this Agreement.  Notwithstanding the foregoing and without limiting the generality of Section 8, in the event of a breach or threatened breach of any provision of this Agreement, including but not limited to Sections 8, 9, 12 and 13 of this Agreement, Zimmerman agrees that the Companies shall be entitled to seek injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and damages would be inadequate and insufficient.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Companies may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.

f.            Governing Law; Notice.   Notwithstanding the terms of Section 10.17 of the Severance Plan, this Agreement shall be construed and enforced under the laws of the State of Delaware without regard to its conflict of law rules.  Except as otherwise expressly provided in Section 4.c. above, any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing; (ii) delivered personally by courier service or certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)                if to either of the Companies, to them at:

999 Vanderbilt Beach Road, 3rd Floor
Naples, Florida 34108
Attention: General Counsel
Facsimile: 866-999-3798

with a copy to:

Wachtell Lipton Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  David A. Katz, Esq.
Electronic mail: DAKatz@WLRK.com

(B)      if to Zimmerman, to him at his last known home address as shown on the records of the Company.

g.            Counterparts. This Agreement may be executed by the parties hereto, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

16.              Tax Matters.

a.            Withholding.  All payments and benefits provided hereunder shall be subject to tax withholdings required by applicable law and other standard payroll deductions.

b.            Code Section 409A.

i.	Compliance. The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting the same (collectively, "Section 409A") so as to avoid the additional tax and penalty interest provisions contained therein and, accordingly, to the maximum extent permitted under Section 409A, the Agreement shall be interpreted to maintain exemption from or compliance with its requirements. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Zimmerman by Section 409A or any damages for failing to comply with Section 409A, except for any such additional taxes and interest or damages that result from the Company's willful failure to comply with the terms of this Agreement or those of any plan or award agreement referred to herein.

ii.	Termination as Separation from Service. The termination of Zimmerman's employment on the Separation Date constitutes a "separation from service" within the meaning of Section 409A for purposes of any provision of this Agreement or other arrangement providing for the payment of any amounts or benefits subject to Section 409A upon or following a "separation from service" within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a "resignation from employment," "termination," "terminate," "termination of employment" or like terms shall also refer to Zimmerman's "separation from service" on the Separation Date.

iii.	Payments for Reimbursements, In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Zimmerman incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (B) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

iv.	Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

17.              Acceptance; Consideration of Agreement.  Zimmerman further acknowledges that he has been provided twenty-one (21) days to consider and accept this Agreement from the date it was first given to him, although he may accept it at any time within those twenty-one (21) days.

18.              Revocation.  Zimmerman further acknowledges that he understands that he has seven (7) days after signing the Agreement to revoke it by delivering to Dennis Zeleny, Interim Chief Human Resources Officer, The Hertz Corporation, 999 Vanderbilt Beach Road, 3rd Floor, Naples, Florida 34108, written notification of such revocation within the seven (7) day period.  If Zimmerman does not revoke the Agreement, the Agreement will become effective and irrevocable by him on the eighth day after he signs it (the "Effective Date").  If Zimmerman revokes this Agreement, Zimmerman hereby acknowledges and agrees that this Agreement shall be null and void and of no further force and effect, and his termination of employment shall be treated as a resignation by him without Good Reason for all purposes.

19.              Legal Counsel.  Zimmerman acknowledges that he understands that he has the right to consult with an attorney of his choice at his expense to review this Agreement and has been encouraged by the Companies to do so.

*        *        *        *        *        *
[Remainder of page intentionally blank.
Signatures to Agreement are set forth on the following pages.]

EXECUTION VERSION

[Zimmerman Signature Page to Separation Agreement]

IN WITNESS HEREOF, and intending to be legally bound, I, J. Jeffrey Zimmerman, have hereunto set my hand.

WITH MY SIGNATURE HEREUNDER, I, J. JEFFREY ZIMMERMAN, ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

I, J. JEFFREY ZIMMERMAN, FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND THAT I HAVE BEEN ENCOURAGED BY HERTZ TO DO SO.

I, J. JEFFREY ZIMMERMAN, ALSO ACKNOWLEDGE THAT (1) I HAVE BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT, (2) I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO DENNIS ZELENY, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF MY
REVOCATION, AND (3) IF I REVOKE THIS AGREEMENT (A) IT SHALL BE NULL AND VOID AND NONE OF HERTZ OR ANY OF ITS AFFILIATES SHALL HAVE ANY OBLIGATIONS TO ME UNDER THIS AGREEMENT AND (B) HERTZ SHALL HAVE NO OBLIGATIONS TO ME OTHER THAN AS IF I HAD RESIGNED VOLUNTARILY AND (TO THE EXTENT APPLICABLE) WITHOUT GOOD REASON FOR PURPOSES OF THE SEVERANCE PLAN OR OTHERWISE.

/s/ J. Jeffrey Zimmerman
J. JEFFREY ZIMMERMAN
Date:	December 4, 2014

EXECUTION VERSION

THE HERTZ CORPORATION		HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Thomas C. Kennedy	By:	/s/ Thomas C. Kennedy

Name:	Thomas C. Kennedy	Name:	Thomas C. Kennedy

Title:	Senior Executive Vice President and Chief Financial Officer	Title:	Senior Executive Vice President and Chief Financial Officer

Date:	December 4, 2014	Date:	December 4, 2014

[Company's Signature Page to Zimmerman Separation Agreement]